                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.  4 )*
                                           ---


                                  Aksys, Ltd.
                             --------------------
                               (Name of Issuer)



                     Common Stock, par value $.01 per share
                   ---------------------------------------
                        (Title of Class of Securities)


                                   10196103
                                 ------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 -----------------------                             ------------------------
  CUSIP No. 10196103                13G               Page 2  of  14  Pages
            --------                                       --     --
 -----------------------                             ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners II, a limited partnership
      SEC ID #0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            495,751

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          495,751
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      495,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]
 ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      2.72%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

 -----------------------                              ------------------------
   CUSIP No. 10196103                13G               Page 3  of  14  Pages
           ---------                                       --     --
 -----------------------                              ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          495,751
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          495,751
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      495,751
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      2.72%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                ------------------------
  CUSIP No. 10196103                   13G                 Page 4  of  14  Pages
           ---------                                           --      --
------------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners IV, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          857,143
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          857,143
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      857,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      4.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                ------------------------
  CUSIP No. 10196103                   13G                 Page 5  of  14  Pages
           ---------                                           --      --
------------------------                                ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners IV, Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          857,143
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          857,143
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      857,143
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      4.71%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                             --------------------------
  CUSIP No. 10196103                   13G           Page 6 of 14 Pages
           ---------                                     --    --
-----------------------                             --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          118,297
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,357,869
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          118,297
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,357,869
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,476,166
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                     [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                            -------------------------
  CUSIP No. 10196103                   13G            Page 7 of 14 Pages
           ---------                                      --    --
-------------------------                            -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          194,150
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,352,894
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          194,150
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,352,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,547,044
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                     [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.50%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:
-------  ---------------------------------------------------------

     (a)       Aksys, Ltd.
     (b)       Two Marriott Drive
               Lincolnshire, IL 20817

Item 2.  Information Concerning Person Filing:
-------  -------------------------------------

     (a) Filing Persons:

         Entities:
               Coral Partners IV, Limited Partnership ("CP IV")
               Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II")
               Coral Management Partners II, Limited Partnership ("CMP II")

         Individuals:
               Yuval Almog
               Peter H. McNerney

     (b) Principal Business Address:
               60 South Sixth Street
               Suite 3510
               Minneapolis, MN 55402

     (c) Citizenship/Place of Organization

         Entities:
               Coral Partners IV  ("CP IV")                 Delaware
               Coral Management Partners IV ("CMP IV")      Delaware
               Coral Partners II ("CP II")                  Delaware
               Coral Management Partners II ("CMP II")      Delaware

         Individuals:
               Yuval Almog                                  United States
               Peter H. McNerney                            United States

     (d) Title of Class of Securities:                      Common Stock
     (e) CUSIP No.  10196103

Item 3.  Status of Person Filing:
-------  ------------------------

     Not applicable.

Item 4.  Ownership:
-------  ----------

ENTITIES                                 CP IV               CMP IV              CP II               CMP II
                                         -----               ------              -----               ------

(a)Beneficial Ownership                857,143*              857,143*            495,751*            495,751*

(b)Percentage of Class                    4.71%                 4.71%               2.72%               2.72%

(c)(i)Sole Voting Power:               857,143               857,143             495,751             495,751
(ii)Shared Voting Power:                     0                     0                   0                   0
(iii)Sole Dispositive Power:           857,143               857,143             495,751             495,751
(iv)Shared Dispositive Power:                                      0                   0                   0



INDIVIDUALS:                             Almog              McNerney
                                         -----              --------

(a)Beneficial Ownership                1,476,166*          1,547,044*

(b)Percentage of Class                      8.11%               8.50%

(c)(i)Sole Voting Power:                 118,297             194,150
(ii)Shared Voting Power:               1,357,869           1,352,894
(iii)Sole Dispositive Power:             118,297             194,150
(iv)Shared Dispositive Power:          1,357,869           1,352,894


* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. *

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------

       Not applicable.

Item 7.  Identification and Classification of Subsidiary:
-------  ------------------------------------------------

       Not applicable.

Item 8.   Identification and Classification of Group:
-------   -------------------------------------------

        Not applicable.

 Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

        Not applicable.

Item 10.  Certification:
--------  --------------

        Not applicable.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2001

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Peter H. McNerney
------------------------
Peter H. McNerney
General Partner

Coral Partners IV, Limited Partnership
By: Coral Management Partners IV, Limited Partnership
Its: General Partner


/s/ Peter H. McNerney
-------------------------
Peter H. McNerney
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Peter H. McNerney
-------------------------
Peter H. McNerney
General Partner

Coral Management Partners IV, Limited Partnership
By: General Partner



/s/ Peter H. McNerney
-------------------------
Peter H. McNerney
General Partner


By /s/ Yuval Almog                       By /s/ Peter H. McNerney
  -----------------------                    ----------------------
     Yuval Almog                              Peter H. McNerney

                                 EXHIBIT INDEX

                                                      Sequentially
Exhibit               Document Description            Numbered Page
--------              --------------------            -------------

  A                   Agreement of Joint Filing             13

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

       Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 6, 2001, containing the information required by
Schedule 13G, for the shares of Common Stock of Aksys, Ltd. which they each beneficially hold.

Dated:  February 6, 2001

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Peter H. McNerney
---------------------------
Peter H. McNerney
General Partner

Coral Partners IV, Limited Partnership
By: Coral Management Partners IV, Limited Partnership
Its: General Partner


/s/ Peter H. McNerney
---------------------------
Peter H. McNerney
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Peter H. McNerney
---------------------------
Peter H. McNerney
General Partner

Coral Management Partners IV, Limited Partnership
By: General Partner


/s/ Peter H. McNerney
---------------------------
Peter H. McNerney
General Partner

By /s/ Yuval Almog
   ----------------------------
Yuval Almog


By /s/ Peter H. McNerney
   ----------------------------
Peter H. McNerney